Exhibit 99.1
ATLAS PIPELINE PARTNERS, L.P.
REPORTS SECOND QUARTER AND SIX MONTH 2006 RESULTS
Philadelphia, PA, July 31, 2006 — Atlas Pipeline Partners, L.P. (NYSE: APL — the “Partnership”) today reported earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP measure, of $20.8 million for the second quarter 2006 compared with $10.9 million for the prior year second quarter, an increase of $9.9 million or over 90%. Net income for the second quarter 2006 was $9.7 million, or $0.41 per common limited partner unit, compared with $3.6 million for the second quarter 2005, or $0.20 per common limited partner unit. The period over period increase in EBITDA and net income was principally related to contributions from the acquisitions of NOARK Pipeline System, Limited Partnership (“NOARK”), of which the Partnership acquired a 75% ownership interest in October 2005 and the remaining 25% ownership interest in May 2006, and ETC Oklahoma Pipeline, Ltd. (“Elk City”) in April 2005, as well as continued growth in the Partnership’s Appalachian operations. Total revenues, EBITDA, and net income for the six months ended June 30, 2006 were $227.3 million, $41.0 million, and $19.2 million, respectively, representing increases of approximately 72%, 125%, and 145%, respectively, compared with the prior year comparable period.
Excluding the effect of certain prior period entries recorded during the period and solely for the purpose of comparing the second quarter 2006 to the prior year second quarter, the Partnership’s Adjusted EBITDA for the second quarter 2006 was $22.0 million, an $11.1 million or over 100% increase from the second quarter 2005. Adjusted net income was $10.9 million, or $0.50 per basic common limited partner unit, representing an increase of $7.3 million or over 200% from the second quarter 2005. A schedule is provided at the end of this release to reconcile net income to adjusted net income and Adjusted EBITDA.
On July 26, 2006, the Partnership declared a record quarterly cash distribution for the second quarter 2006 of $0.85 per common limited partner unit, to be paid August 14, 2006 to common unitholders of record as of August 7, 2006. The distribution declared for the quarter represents a 10% increase compared with the distribution declared per common limited partner unit for the quarter ended June 30, 2005.
“We are pleased with our second quarter 2006 results, and this has enabled us to increase our cash distribution to our limited partners for the eighth consecutive quarter,” said Edward E. Cohen, Chairman and Chief Executive Officer of the Partnership’s general partner. “Our Mid-Continent acquisitions are providing us with solid cash flow, and we are looking for opportunities to grow our presence in this region in the future. The Sweetwater processing facility is near completion and will be a key component of our continuing internal growth initiatives. The Appalachia system showed greatly improved operating results this quarter, and we expect to expand our operations as our affiliate, Atlas America (NASDAQ: ATLS), continues to expand its drilling in the region.”
On May 2, 2006, the Partnership acquired the remaining 25% equity ownership interest in NOARK from Southwestern Energy Pipeline Company (“Southwestern”), a wholly-owned subsidiary of Southwestern Energy Company (NYSE: SWN), for total net consideration of $65.5 million, consisting of $69.0 million in cash to the seller, less the seller’s interest in NOARK’s working capital (including cash on hand and net payables to the seller) at the date of acquisition of $3.5 million, which was funded through borrowings under the Partnership’s credit facility. The Partnership acquired its initial 75% ownership in NOARK in October 2005.
Subsequent to the May 2, 2006 acquisition and its initial funding under the Partnership’s credit facility, the Partnership completed the following transactions to refinance these borrowings:
•	On May 12, 2006, the Partnership (a) issued $35.0 million of additional senior unsecured notes due 2015 in a private placement at 103% of par value, with a resulting effective yield of approximately 7.6%, for net proceeds of $36.6 million, including accrued interest and net of the initial purchaser’s discount and other transaction costs, and (b) sold 500,000 common units to Wachovia Securities, which has offered the common units to public investors. The common units, which were issued under the Partnership’s previously filed shelf registration statement, resulted in net proceeds of approximately $19.8 million after underwriting fees and other transaction costs. As of June 30, 2006, the Partnership had 13,049,266 common limited partnership units outstanding.

•	On May 19, 2006, the Partnership sold an additional 10,000 6.5% cumulative convertible preferred units to Sunlight Capital Partners for $10.0 million, pursuant to the Partnership’s right to require Sunlight Capital Partners to purchase such additional units under the purchase agreement with Sunlight. Terms of this issuance are similar to those for the issuance of the initial 30,000 preferred units on March 13, 2006, including that the units are entitled to receive dividends of 6.5% per annum commencing on March 13, 2007. As of June 30, 2006, the Partnership had 40,000 $1,000 par value cumulative convertible preferred limited partnership units outstanding;
On July 26, 2006, Atlas Pipeline Holdings, L.P. (NYSE: AHD), our general partner, issued 3,600,000 common units in an initial public offering at a price of $23.00 per unit, representing a 17.1% ownership interest. Our general partner continues to hold 1,641,026 common limited partnership units in our Partnership, which it has held since our initial public offering in January 2000.
Segment Analysis
Mid-Continent
The Mid-Continent segment recognized total revenue of $101.4 million for the second quarter 2006, an increase of $21.7 million from the second quarter 2005. This increase principally reflects the contributions from the acquisitions of NOARK of $14.4 million and the Elk City system of $10.8 million, partially offset by a $3.5 million decrease in Velma system revenue due to volume decreases. For the Elk City system, gross natural gas gathered volume for the second quarter 2006 averaged 275.9 million cubic feet per day (“MMcfd”), a 13.0% increase from the second quarter 2005. The Elk City system connected 20 new wells to its gathering system during the second quarter 2006 and 41 new wells for the six months ended June 30, 2006. Velma’s gross natural gas gathered volume averaged 62.1 MMcfd for the second quarter 2006, a decrease of 15.9% from the prior year’s comparable quarter of 73.8 MMcfd due to a decline in low margin volume. For the six months ended June 30, 2006, the Velma system connected 35 new wells to its gas gathering system, compared with 38 new wells connected during the prior year comparable period. For the NOARK system, average throughput volume was 243.0 MMcfd during the second quarter 2006.
The Mid-Continent results include the consolidated financial statements of NOARK. Minority interest in NOARK represents Southwestern’s 25% ownership interest in the net income of NOARK for the period prior to May 2, 2006, the date the Partnership acquired the remaining 25% interest in NOARK, and is classified within costs and expenses on the consolidated statements of income.
Appalachia
Total revenue for the Appalachia system increased to $8.1 million for the second quarter 2006, a 48.5% increase from $5.5 million for the second quarter 2005. Appalachia segment profit was $4.9 million for the second quarter 2006, or 29% of total segment operating profit for the period, compared with $3.5 million, or 41% of total segment operating profit for the prior year second quarter. Throughput volume increased to 63.1 MMcfd for the second quarter 2006 compared with 54.7 MMcfd for the second quarter 2005 due to capacity expansion resulting from two major transmission line connections completed during the first quarter 2006. Average transportation rate per thousand cubic feet (“mcf”) increased to $1.34 for the second quarter 2006 from $1.08 for the prior year second quarter due mainly to a rise in realized natural gas prices, principally related to the higher prices associated with hedge transactions entered into by Atlas America. During the second quarter 2006, 183 new wells were connected to the gathering system compared with 116 wells connected during the comparable prior year period. Overall, 614 new wells were connected to the gathering system for the twelve months ended June 30, 2006 as compared with 370 wells connected for the twelve months ended June 30, 2005.
Corporate and Other
General and administrative expense, including amounts reimbursed to affiliates, increased $1.0 million to $4.8 million for the second quarter 2006 from $3.8 million for the second quarter 2005. This increase was primarily related to higher costs associated with managing the Partnership, including management of the 2005 acquisitions and capital raising opportunities. Depreciation and amortization increased $2.1 million to $5.3 million for the second quarter 2006 due primarily to the depreciation and amortization related to the Elk City and NOARK assets acquired during 2005.

Interest expense increased to $6.2 million for the second quarter 2006, an increase of $2.0 million from the prior year second quarter. This increase was primarily related to interest associated with the Partnership’s May 2006 and December 2005 issuances of 10-year senior unsecured notes, partially offset by a decrease in interest associated with borrowings under the credit facility. At June 30, 2006, the Partnership had $286.2 million of total debt, including $285.0 million of senior unsecured notes. The Partnership had no amounts outstanding under its $225.0 million credit facility at June 30, 2006.
Interested parties are invited to access the live webcast of an investor call with management regarding our second quarter results on Tuesday morning, August 1, 2006 at 9:00 am EDT by going to the home page of the Partnership’s website at www.atlaspipelinepartners.com. An audio replay of the conference call will also be available beginning at 11:00 am EDT on Tuesday, August 1, 2006 until 11:59 pm on Friday, September 1, 2006. To access the replay, dial 1-888-286-8010 and enter conference code 80500345.
Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, northern Texas and the Texas panhandle, the Partnership owns and operates approximately 2,565 miles of intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. The Partnership also operates two gas processing plants and a treating facility in Velma, Elk City and Prentiss, Oklahoma where natural gas liquids and impurities are removed. An additional processing plant located in Sweetwater, Oklahoma is scheduled for completion during the third quarter of 2006. In Appalachia, it owns and operates approximately 1,500 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio. For more information, visit our website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.
Atlas Pipeline Holdings, L.P. is the parent company of Atlas Pipeline Partners, L.P.’s general partner and owner of 1,641,026 units of limited partner interest of APL. For more information, please contact investor relations at bbegley@atlasamerica.com.
Atlas America, Inc., the parent company of Atlas Pipeline Holdings, L.P.’s general partner and owner of 17,500,000 units of limited partner interest of AHD, is an energy company engaged primarily in the development and production of natural gas in the Appalachian Basin for its own account and for its investors through the offering of tax advantaged investment programs. For more information, please visit our website at www.atlasamerica.com, or contact investor relations at bbegley@atlasamerica.com.
Statements made in this release include forward-looking statements, which involve substantial risks and uncertainties. The Partnership’s actual results, performance or achievements could differ materially from those expressed or implied in this release as a result of certain factors, including competition within the energy industry, climactic conditions and the price of gas in the Appalachian and Mid-Continent areas, actual versus projected volumetric production from wells connected to the Partnership’s gas-gathering pipeline system, and the cost of supplies and services in the energy industry.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES
Financial Summary
(in thousands, except per unit amounts)
(unaudited)

	Three Months Ended		Six Months Ended
INCOME STATEMENT	June 30,		June 30,
	2006	2005	2006	2005
Revenue:
Natural gas and liquids	$96,006	$79,700	$197,023	$122,034
Transportation and compression — affiliates	7,834	5,352	15,708	10,199
Transportation and compression — third parties	5,379	23	14,156	38
Interest income and other	282	124	424	205

Total revenue and other income	109,501	85,199	227,311	132,476

Costs and expenses:
Natural gas and liquids	77,006	66,582	162,898	102,041
Plant operating	3,926	3,293	7,153	4,497
Transportation and compression	3,134	622	5,456	1,298
General and administrative	3,896	3,357	7,865	5,332
Compensation reimbursement — affiliates	885	440	1,605	953
Depreciation and amortization	5,258	3,128	10,533	5,057
Interest	6,154	4,177	12,491	5,312
Minority interest in NOARK	(451)	—	118	—
Other	—	11	—	147

Total costs and expenses	99,808	81,610	208,119	124,637

Net income	9,693	3,589	19,192	7,839
Preferred unit imputed dividend cost	(540)	—	(635)	—

Net income attributable to common limited partners and the general partner	$9,153	$3,589	$18,557	$7,839

Allocation of net income attributable to common limited partners and the general partner:
Common limited partners’ interest	$5,299	$1,573	$11,105	$4,403
General partner’s interest	3,854	2,016	7,452	3,436

Net income attributable to common limited partners and the general partner	$9,153	$3,589	$18,557	$7,839

Net income attributable to common limited partners per unit:
Basic	$0.41	$0.20	$0.88	$0.58

Diluted	$0.41	$0.20	$0.87	$0.58

Weighted average common limited partner units outstanding:
Basic	12,824	7,938	12,687	7,573

Diluted	12,979	7,990	12,833	7,609

Capital expenditure data:
Maintenance capital expenditures	$917	$336	$2,078	$728
Expansion capital expenditures	21,333	16,470	33,734	22,155

Total	$22,250	$16,806	$35,812	$22,883

	June 30,	December 31,
Balance Sheet Data (at period end):	2006	2005
Cash and cash equivalents	$12,561	$34,237
Total assets	751,914	742,726
Total debt	286,195	298,625
Total partners’ capital	368,989	329,510

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES
Segment Information
(in thousands — unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Mid-Continent
Revenue:
Natural gas and liquids	$96,006	$79,700	$197,023	$122,034
Transportation and compression	5,360	—	14,110	—
Interest income and other	17	31	18	17

Total revenue and other income	101,383	79,731	211,151	122,051

Costs and expenses:
Natural gas and liquids	77,006	66,582	162,898	102,041
Plant operating	3,926	3,293	7,153	4,497
Transportation and compression	1,817	—	3,171	—
General and administrative	2,710	2,298	5,632	3,049
Minority interest in NOARK	(451)	—	118	—
Depreciation and amortization	4,375	2,503	8,834	3,858

Total costs and expenses	89,383	74,676	187,206	113,445

Segment profit	$12,000	$5,055	$23,345	$8,606

Appalachia
Revenue:
Transportation and compression — affiliates	$7,834	$5,352	$15,708	$10,199
Transportation and compression — third parties	19	23	46	38
Interest income and other	265	93	406	188

Total revenue and other income	8,118	5,468	16,160	10,425

Costs and expenses:
Transportation and compression	1,317	622	2,285	1,298
General and administrative	1,035	741	1,919	1,609
Depreciation and amortization	883	625	1,699	1,199

Total costs and expenses	3,235	1,988	5,903	4,106

Segment profit	$4,883	$3,480	$10,257	$6,319

Reconciliation of segment profit to net income:
Segment profit:
Mid-Continent	$12,000	$5,055	$23,345	$8,606
Appalachia	4,883	3,480	10,257	6,319

Total segment profit	16,883	8,535	33,602	14,925
Corporate general and administrative expenses	(1,036)	(758)	(1,919)	(1,627)
Interest expense	(6,154)	(4,177)	(12,491)	(5,312)
Other	—	(11)	—	(147)

Net income	$9,693	$3,589	$19,192	$7,839

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES
(in thousands — unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Reconciliation of net income to adjusted net income(1):
Net income	$9,693	$3,589	$19,192	$7,839
Effect of prior period items (2)	1,227	—	1,090	—

Adjusted net income	$10,920	$3,589	$20,282	$7,839

Reconciliation of net income to non-GAAP measures(1):
Net income	$9,693	$3,589	$19,192	$7,839
Depreciation and amortization	5,258	3,128	10,533	5,057
Minority interest share of depreciation and amortization and interest expense for NOARK	(327)	—	(1,200)	—
Interest expense	6,154	4,177	12,491	5,312

EBITDA	20,778	10,894	41,016	18,208

Effect of prior period items (2)	1,227	—	1,090	—

Adjusted EBITDA	22,005	10,894	42,106	18,208

Interest expense	(6,154)	(4,177)	(12,491)	(5,312)
Minority interest share of interest expense for NOARK	230	—	938	—
Non-cash compensation expense	1,183	1,709	2,502	2,158
Amortization of deferred financing costs (included within interest expense)	612	1,293	1,205	1,475
Maintenance capital expenditures	(917)	(473)	(2,078)	(865)

Distributable cash flow	$16,959	$9,246	$32,182	$15,664

(1)	EBITDA and distributable cash flow are non-GAAP (generally accepted accounting principles) financial measures under the rules of the Securities and Exchange Commission (“SEC”). Management of the Partnership believes that EBITDA and distributable cash flow provide additional information for evaluating the Partnership’s ability to make distributions to its unitholders and the general partner, among other things. These measures are widely used by commercial banks, investment bankers, rating agencies and investors in evaluating performance relative to peers and pre-set performance standards. EBITDA is also a financial measurement that, with certain negotiated adjustments, is utilized within the Partnership’s financial covenants under its credit facility. EBITDA and distributable cash flow are not measures of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income, operating income, or cash flows from operating activities in accordance with GAAP.

(2)	During June 2006, the Partnership identified measurement reporting inaccuracies on three newly installed pipeline meters. To adjust for such inaccuracies, which relate to natural gas volume gathered during the third and fourth quarters of 2005 and first quarter of 2006, the Partnership recorded an adjustment of $1.2 million during the second quarter of 2006 to increase natural gas and liquids cost of goods sold. If the $1.2 million adjustment had been recorded when the inaccuracies arose, reported net income would have been reduced by approximately 2.7%, 8.3%, and 1.4% for the third quarter of 2005, fourth quarter of 2005, and first quarter of 2006, respectively. Management of the Partnership believes that the impact of these adjustments is immaterial to its current and prior financial statements.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES
Operating Highlights

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Mid-Continent — Velma System
Natural Gas
Gross natural gas gathered — mcf/day	62,079	73,810	61,401	69,407
Gross natural gas processed — mcf/day	59,823	68,326	59,179	65,670
Gross residue natural gas — mcf/day	46,647	54,160	46,203	52,082
Natural Gas Liquids
Gross NGL sales — barrels/day	6,674	7,149	6,505	6,779
Condensate
Gross condensate sales — barrels/day	237	278	212	256

Mid-Continent — Elk City System
Natural Gas
Gross natural gas gathered — mcf/day	275,865	244,088	264,093	244,088
Gross natural gas processed — mcf/day	135,394	117,602	133,187	117,602
Gross residue natural gas — mcf/day	122,644	107,653	120,840	107,653
Natural Gas Liquid
Gross NGL sales — barrels/day	6,237	5,537	5,999	5,537
Condensate
Gross condensate sales — barrels/day	147	119	159	119

Mid-Continent — NOARK
Throughput — mcf/day	243,014	—	241,093	—

Appalachia
Natural Gas
Throughput — mcf/day	63,113	54,694	60,235	53,539
Average transportation rate per mcf	$1.34	$1.08	$1.44	$1.06

Mcf — thousand cubic feet